EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Edible Garden Corp.
Irvine, California

We have audited the accompanying balance sheet of Edible Garden Corp. (Company) as of April 24, 2013, and the related statements of operations, stockholders' equity, and cash flows for the period from April 9, 2013 (date of inception) through April 24, 2013.  Edible Garden Corp.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Edible Garden Corp. as of April 24, 2013, and the results of their operations and their cash flows for the period from April 9, 2013 (date of inception) through April 24, 2013, in conformity with accounting principles generally accepted in the United States of America.

Dana Point, California
July 9, 2013

EDIBLE GARDEN CORP
BALANCE SHEET

April 24,
2013
Assets
Current Assets:
Cash	$100
Total Current Assets	100
Intangible assets	-
Total Assets	$100

Stockholders' Equity
Preferred stock, Par value $0.001; authorized 25,000,000,
shares; none issued	-

Common stock, Par value $0.001; authorized 50,000,000	100
shares; issued 100 shares as of April 24, 2013	-
Additional paid-in capital	$-
Total Stockholders' Equity	$100

The accompanying notes are an integral part of the financial statements.

EDIBLE GARDEN CORP.
STATEMENT OF OPERATIONS

Inception
April 9, 2013
Through
April 24, 2013

Total Revenues	$-
Cost of Goods Sold	-
-
Selling, general and administrative expenses	-
Income from operations	-

Income before Provision of Income Taxes	-
Provision for income taxes	-
Net Income applicable to common shareholders	$-

Net Loss per Common Share Basic and Diluted	$-

Weighted Average Number of Common Shares
Outstanding - Basic and Diluted	100

The accompanying notes are an integral part of the financial statements.

EDIBLE GARDEN CORP.
STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock		Additional Paid-In		Total Shareholders’
	Shares	Amount	Capital	Retained Earnings	Equity

Inception, April 9, 2013	—	$—	$—	$—	$—

Issuance of common stock	100	100	—	—	100
Net income					—

BALANCES, April 24, 2013	100	$100	$—	$—	$100

EDIBLE GARDEN CORP.
STATEMENT OF CASH FLOWS

Inception
April 9, 2013
Through
April 24, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$-
Net cash used in operations	-

CASH FLOW FROM INVESTING ACTIVITIES:
Net cash used in investing activities	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	100
Net cash provided by financing activities	100

NET CHANGE IN CASH AND CASH EQUIVALENTS	100
CASH AND CASH EQUIVALENTS, beginning
of period	-
CASH AND CASH EQUIVALENTS, end of period	$100

The accompanying notes are an integral part of the financial statements.

EDIBLE GARDENS CORP.
NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Edible Garden Corp. was incorporated on April 9, 2013 in the State of Nevada. The Company has had no revenue and our operations were limited to capital formation, organization, and development of our business plan and target customer market.  The Company will facilitate implementation of a large scale plan to produce and supply fresh herbs and leafy greens to supermarkets and restaurants through implementation of a branded marketing strategy and investments in greenhouse facilities and state-of-the art semi-automated hydroponic growing system.

Recent Developments

On April 24, 2013, Terra Tech Corp. (formerly named, “Private Secretary, Inc.”), a Nevada corporation (the “Company”) entered into an Share Exchange Agreement with the shareholders of Edible Garden Corp.

Under the terms and conditions of the Agreement, the Company issued 1,250,000 shares of common stock of the Company in consideration for all the issued and outstanding shares in Edible Garden Corp. The effect of the issuance is that Edible Garden Corp. shareholders now hold outstanding shares of common stock of the Company.

Intangibles

Intangible assets with definite lives are amortized, but are tested for impairment annually and when an event occurs or circumstances change such that it is more likely than not that an impairment may exist. Our annual testing date is December 31. We test intangibles for impairment by first comparing the carrying value of net assets to the fair value of the related operations. If the fair value is determined to be less than carrying value, a second step is performed to compute the amount of the impairment. In this process, a fair value for intangibles is estimated, based in part on the fair value of the operations, and is compared to its carrying value. The shortfall of the fair value below carrying value represents the amount of intangible impairment. We test these intangibles for impairment by comparing their carrying value to current projections of discounted cash flows attributable to the customer list. Any excess carrying value over the amount of discounted cash flows represents the amount of the impairment.

Use of Estimates

The preparation of the financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

EDIBLE GARDENS CORP.
NOTES TO FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Revenue Recognition

Revenue is recognized net of discounts, rebates, promotional adjustments, price adjustments and estimated returns and upon transfer of title and risk to the customer which occurs at shipping (F.O.B. terms).   Upon shipment, the Company has no further performance obligations and collection is reasonably assured as the majority of sales are paid for prior to shipping.

Income Taxes

The Company provides for income taxes based on enacted tax law and statutory tax rates at which items of income and expenses are expected to be settled in the Company’s income tax return.  Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes, thereby resulting in deferred income taxes.  Deferred taxes are also recognized for operating losses that are available to offset future taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Earnings Per Common Share

Net income per share, in accordance with the provisions of ASC 260, “Earnings Per Share” is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding during the period.  During a period, the effect of the potential exercise of stock options, warrants, convertible preferred stock and convertible debt are not considered in the diluted income (loss) per share calculation since the effect would be anti-dilutive

Recently Issued Accounting Standards

Management does not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

EDIBLE GARDENS CORP.
NOTES TO FINANCIAL STATEMENTS

2.  COMMON STOCK

The Company has authorized 50,000,000 shares of common stock with $0.001 par value, of which there were 100 shares issued as of April 24, 2013.

3.  SUBSEQUENT EVENTS

On April 23, 2013, the Company entered into a Share Exchange Agreement, dated March 23, 2013, by and among the Company, Terra Tech, Corp., a Nevada corporation (“Terra Tech”), and the holders of common stock of Edible Garden. The share exchange was consummated on April 24, 2013, when Articles of Exchange were filed with the Secretary of State of the State of Nevada.